Exhibit 10.15
Sanming Zhongyin Banzhu Hydroelectric Co., Ltd
Equity Interest Transfer Contract
Between
Sanming Ruifeng Hydropower Investment Co., Ltd
Yong’an Ruifeng Hydroelectric Co., Ltd
And
China Hydroelectric Corporation
July, 2008

Contents

Chapter I	Definitions of the Contract	2

Chapter II	Object Equity Interest	4

Chapter III	Price of Equity Interest Transfer	5

Chapter IV	Capital Increase	8

Chapter V	Approval and Handover	9

Chapter VI	Assumption of Debts of Object Company	12

Chapter VII	Disposal of Credits of Object Company	13

Chapter VIII	Rights, Obligations and Guarantees of Transferors	14

Chapter IX	Rights, Obligations and Guarantees of Party A	17

Chapter X	Fulfillment, Wind-up and Termination	18

Chapter XI	Representations and Statements of Transferors	19

Chapter XII	Representations and Statements of Party A	22

Chapter XIII	Employees	23

Chapter XIV	Confidentiality	24

Chapter XV	Liability for Breach of Contract	25

Chapter XVI	Force Majeure	26

Chapter XVII	Disputes Settlement	27

Chapter XVIII	Applicable Law	27

Chapter XIX	Miscellaneous	28

Equity Interest Transfer Contract
The equity interest transfer contract (hereinafter referred to as the “Contract”) is made and entered into on July 11th, 2008 by and among:

Party A:	China Hydroelectric Corporation (hereinafter referred to as “Party A”), a company registered and established under the laws of Cayman Islands, registered address: 558 Lime Rock Road, Lime Rock, Connecticut 06039, authorized representative
John D. Kuhns, president of the company;

Party B:	Sanming Ruifeng Hydropower Investment Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address: 160 Qianlong Xincun, Xinshi North Road, Sanming City, Fujian Province, China, legal representative Yao Zhengxiang.

Party C:	Yong’an Ruifeng Hydroelectric Co., Ltd, a company registered and established under the laws of People’s Republic of China, address: Wenchuan Street 100, Hongtian Town, Yong’an City, Fujian Province, legal representative: Li Jianmin.

Party B and Party C are hereinafter collectively referred to as “Transferors”.
WHEREAS:
1.	Sanming Zhongyin Banzhu Hydroelectric Investment Co., Ltd (hereinafter referred to as “Object Company”) is registered with Sanming Industrial and Commercial Administration of Fujian Province. Sanming Zhongyin Banzhu hydropower station (hereinafter referred as “Banzhu hydropower station”) under the Object Company has total installation capacity of 45000 KW. It is a hydropower station project duly established and legally operating.
2.	The Object Company has registered capital of USD 8.8 million, of which, Party B holds 45% equity interest of the Object Company and Party C holds 25%. Fujian Huadian Investment Co., Ltd holds 10% equity interest of the Object Company and Hong Kong Huili Asia Co., Ltd holds 25% of the equity interest.

3.	The Transferors will transfer to Party A all of their respective equity interest of the Object Company and Party A will accept such equity interest.
Upon friendly consultations according to the principle of equality and mutual benefit, Party A, Party B and Party C have agreed on the following terms and conditions in accordance with the Law of the People’s Republic of China on Sino-foreign Contractual Joint Venture, the Contract Law of the People’s Republic of China, and other relevant Chinese laws and regulations. The parties will abide by and perform the Contract in good faith.
Chapter I Definitions of the Contract
Article 1    Definition
The terms used in this Contract shall have the meanings set forth as follows:
1.1	“Industrial and commercial administration” (AIC) means the Administration of Industrial and Commercial which takes charge of issuing business license and registration.

1.2	“Department of Commerce” means Ministry of Commerce of People’s Republic of China, or so far as the examination and approval matter is concerned, the local department of commerce which has the competency of examination and approval.

1.3	“Foreign Exchange Administration” means the State Administration of Foreign Exchange and local foreign exchange administrations at all levels.

1.4	“Examination and Approval Authority” referred to the relevant Chinese governmental departments which has authority to examine and approve the Contract, the equity interest transfer and the capital increase according to relevant Chinese laws, regulations, regulatory rules and policies, including but not limited to Ministry of Commerce (MOC), National Development and Reform Commission (NDRC), State Administration of Foreign Exchange (SAFE), Industrial and Commercial Administration (AIC), etc.

1.5	“Capital Increase” means Party A puts additional registration capital into the Object Company.

1.6	“Claim” means any and all compensation demand on any ground.

1.7	“Encumbrance” shall mean any mortgage, pledge, other security interest, title retention, assignment, lien, charge, option, trust interest, pre-emptive right, and restrictions caused by other conditions.

1.8	“Closing Date” means the date on which the Object Equity Interest Transfer has performed the formality of alteration registration with the Administration of Industrial and Commercial, subject to the date on which the Administration of Industrial and Commercial has performed examination and approval procedure and issued new business license to the Object Company.

1.9	“Base Date” means the date confirmed by all parties to the contract for the purpose of completing the equity interest transfer. Party A will focus on investigating the Object Company and the equity interest contemplated to be transferred during the period preceding the base date. The Transferors will give detailed disclosure of the information relating to the Object Company and the equity interest contemplated to be transferred during the period preceding the base date. The base date in this contract is December 31st, 2007.

1.10	“New Business License” means the new business license issued by the Administration of Industrial and Commercial to the Object Company after completion of the Equity Interest Transfer.

1.11	“Disclosed Information” means the related materials, explanation, statement and other information disclosed or made by the Transferors to Party A and Party A’s retained intermediaries during Party A’s due diligence investigation of Banzhu hydropower station and the equity interests contemplated to be transferred in accordance with the Letter of Intent; or the information disclosed by the Transferors to Party A in relation to the Object Company, the Banzhu hydropower station and the equity interests contemplated to be transferred before the contract is executed.

1.12	“Employees” mean all personnel who work in the Object Company and have employment relations with or de facto employment relations with the Object Company by the date the contract is executed.

1.13	“Force Majeure” means the special events such as earthquake, typhoon, flood disaster, fire disaster, war, political disturbance, etc., or the events defined by Chinese laws and regulations as Force Majeure.

1.14	“PRC” or “China” means the People’s Republic of China, and insofar as the Contract is concerned, shall exclude Hong Kong, Taiwan and Macao.

1.15	“Tax” means the state or local taxes defined by Chinese laws and regulations, including relevant interest, fine or any other burden imposed by any government authorities in relation to such taxes.
Chapter II Object Equity Interest

Article 2	According to the Contract, the Transferors shall sell to Party A their respective equity interest of the Object Company and all the related rights and interests in a way free of any encumbrance. Party A shall pay the equity interest transfer price.

Article 3	Pre-emptive purchase right Each Transferor hereby gives the other transferor a permission to sell its equity interest of the Object Company to Party A as per the Contract and mutually agrees to waive its pre-emptive purchase right to the equity interest of the Object Company to be sold by the other Transferor.
The Transferors guarantee that the other shareholders besides the Transferors of the Object Company agree to sell the object equity interest held by them to Party A and agree to waive their pre-emptive purchase right to the object equity interest.

Article 4	After the transfer of the equity interest is completed as per the Contract, Party A will hold 90% equity interest of the Object Company.
Chapter III Price of Equity Interest Transfer

Article 5	The price of the equity interest transfer will be based on the evaluation of the object equity interest by the assets evaluation agency and the three parties shall give confirmation of the price: the price of the equity interest transfer is RMB seventy one million, seven hundred and two thousand, nine hundred Yuan, i.e. Ұ71,702,900.00 (price of the equity interest transfer). The amount to be paid to each transferor is as follows:

Party B: RMB forty nine million, six hundred and forty thousand, four hundred and sixty nine Yuan, i.e. Ұ49,640,469.00.

Party C: RMB twenty two million, sixty two thousand, four hundred and thirty one Yuan, i.e. Ұ22,062,431.00.

Article 6	Each payment of the equity interest transfer price shall be subject to the following conditions:
6.1	The equity interest transfer and this Contract has been examined and approved by the Department of Commerce. The Transferors have duly opened accounts used to receive the price of the equity interest.

6.2	The possible flaws and defects (see Appendix) of the object company, the object equity interest and Banzhu hydropower station discovered in the course of the due diligence investigation have all been resolved by the Transferors in a way accepted by Party A or have been given guarantees as per requirement of Party A.

6.3	The Transferors have duly fulfilled their obligations as agreed by the Contract before the receipt of payment.

Article 7	Payment of the equity interest transfer price
7.1	First payment

Within 3 days after the Department of Commerce has approved the equity interest transfer and the competent authority has issued new approval certificate of foreign invested enterprise to the Object Company as per the said approval, Party A shall pay 50% (first payment) of the equity interest transfer price to the Transferors.

7.2	Second payment

Upon the date the industrial and commercial alteration registration procedure is in process and the Transferors and Party A have given confirmation in writing, Party A shall pay 25% (second payment) of the equity interest transfer price to the Transferors.

7.3	Third payment

Within 3 days after the date (closing date) when the industrial and commercial alteration registration procedure has been duly performed and the Object Company has obtained new business license (the delivery date), Party A shall pay the arrears of equity interest transfer price (third payment) to the Transferors.

7.4	Performance Bond

Upon the date the Transferors receive the third payment of equity transfer price, the Transferors shall pay performance bond RMB ten million Yuan to Party A. If the transferors fail to pay the performance bond, Party A has the right to deduct the corresponding amount as the performance bond from the relocating cost for the employees of transferors which is contained in the capital increase amount.

Within 3 days after overall project completion acceptance has been completed according to Article 39 of this Contract, Party A shall pay RMB five million Yuan to the Transferors. The rest RMB five million Yuan shall be paid on December 31st 2008, the guarantee scope of which is: Banzhu hydropower station operates legally and no major problems exist, no quality problems exist relating to the project facilities and equipment; in addition, the Transferors shall fulfill all their obligations according to this Contract. If the Transferors fail to perform the obligation as within the guaranteed scope, Party A has the right to deduct relevant amount from the performance bond.

Article 8	The parties to the Contract shall follow the relevant laws, administrative regulations, rules and normative documents and bear their respective payable taxes arising from the revenue or activity under the Contract.

Article 9	The Transferors shall issue formal and valid receipt to Party A immediately after receiving each equity interest transfer payment from Party A. Within 5 days after receiving the equity interest transfer payment, the Transferors shall perform the registration for receiving foreign exchange from foreign investor for the Equity Interest Transfer at the local foreign exchange administration. They shall procure a corresponding certificate and then deliver it to Party A.

Article 10	The co-management upon the 4.5 million RMB deposit paid by Party B to the co-management account and the interest shall be relieved on the next business day upon receiving the first payment as mentioned in Article 7.1 of the Contract, or on the next day after Huili Asia Co., Ltd receives the first payment. The Transferors shall repay in full amount to the account appointed by Party A.

After Party A has obtained the altered business license from the industrial and commercial administration and has paid the equity interest transfer price as mentioned in Article 7.1 to Article 7.3, the income of the Object Company shall go to Party A. Meanwhile, the Transferors shall pay

Party A the interest arising from the equity interest transfer price paid by Party A. The interest amount shall be deducted directly from the performance bond RMB ten million Yuan.
Chapter IV Capital Increase
Article 11   Increase of registration capital
Concurrent with execution of the Contract, Party A shall increase the registration capital of the Object Company and the increase amount is RMB one hundred and four million, nine hundred and twenty thousandYuan, i.e. Ұ104,920,000. The procedures for approval by the examination and approval authorities of capital increase and the equity interest transfer under the Contract shall be performed together. The industrial and commercial alteration procedures shall also be performed at the same time.
Article 12   Purpose of the increased registration capital
12.1	The increased registration capital shall be used to pay off part of the original bank loans owed by the Object Company before the base date. The part of the original bank loans amounts to RMB sixty three million, six hundred and sixty three thousand, three hundred Yuan, i.e. Ұ63,663,300.00 and shall be paid off by September 30, 2008. The Transferors shall provide Party A with detailed list of the said bank loans (including the amount, interest rate, repayment date, lending bank, loan contract, etc.). The list shall be used as Appendix 1 of the Contract (for the time being, the remaining bank loans shall follow what is confirmed by June 30, 2008 and the specific amount shall be subject to that payable at the time point of execution of the contract).

12.2	According to Chapter VI of the Contract, the increased registration capital shall be used to pay off the amount of the partial debts of the Object Company owed before the base date and the delivery date, the amount of which is RMB forty-one million, two hundred and fifty thousand Yuan, i.e. Ұ41,250,000.00. The Transferors shall be responsible for working out detailed list of the debts (including amount of each debt, creditor, date of fulfillment, guarantee condition, document name relating to each debt, etc.). The list shall be used as Appendix 2 of the Contract (for the time being, the remaining payment payable shall follow what is confirmed by June 30, 2008 and the specific amount shall be subject to that payable at the execution time of the contract).

12.3	The increased registration capital shall be used to maintain normal operation and business development of the Object Company after the delivery date.

Article 13	The Object Company shall use the increased registration capital agreed in this Chapter to pay off the debts mentioned in Article 12 of this Contract. If there exists discrepancy between the debts actually paid off and the capital increase amount, the shortfalls shall be borne by the Transferors and the remnant also belongs to the Transferors.
Chapter V Approval and Handover
Article 14	Upon effectiveness of the Contract, the Transferors and Party A shall cooperate and immediately perform procedures relating to the industrial and commercial alteration registration of the object equity interest transfer and application for the new business license.
Article 15      Handover
15.1	According to the original agreement of the Parties, the Transferors will enable the Object Company (by corporate governing procedure) to transfer to a third party one office building (including non-production-purpose office equipment) located in the urban area of Sanming city, one piece of commercial-use land, seven sets of houses and other related assets (“advance-disposal assets”) owned by it. The proceeds from the transfer shall go to the Transferors and the related taxes shall be borne by the Transferors. If the transfer is achieved after the delivery date, Party A shall pay the Transferors the related payments within 3 days upon receiving it. At the same time, the Transferors shall provide active cooperation in performing the transfer procedure and handling the financial matters.

15.2	The 50 mu land (land number: M05-03-01) under the Banzhu hydropower station project located at the lower reach of the right bank of the plant area is vacant. Party A shall confirm within 3 months after executing the Contract whether or not it will continue to hold the land. If Party A decides within the said time period not to continue to hold the land, the Transferors agree to cooperate with the Object Company to return the land use right to the land allocation authority. All the compensation payment by the government shall belong to the Object Company.

15.3	The Transferors promise that, after the Contract is executed, except the advance-disposed assets agreed by Article 16.1 and the land use right agreed by Article 16.2, all other assets or any documents (including electronic data and written materials) of the Object Company, shall be kept in full and safe condition, and shall be checked and counted or handed over to Party A.

15.4	Upon the closing date of the Contract, Transferors and Party A shall form a check team and work together to do the check and handover work relating to the Object Company and Banzhu hydropower station.

15.5	The check and handover work shall include but is not limited to:

(1)	All the official seals, financial seals and contract seals and other seals of the Object Company;

(2)	All certificates and licenses of the Object Company (including but not limited to business licenses, organization code certificates, power service permit, water intake permit and tax registration certificate);

(3)	The Transferors and the Transferee shall check and verify the assets of the Object Company and compile the assets inventory of the Object Company. After the representatives of both parties confirm the assets inventory by signatures, the assets shall be handed over to Party A;

(4)	The financial books and the accounting records;

(5)	All documents on the archives of Banzhu hydropower station (including but not limited to the project proposal, feasibility study report, preliminary design report, engineering drawings, equipment drawings, contracts of the project, equipment and installation, all competent authorities’ replies, permits, records or acceptance documents relating to Banzhu hydropower station contracts) (except the personnel archives of employees);

(6)	When the check and handover is performed, the Transferors guarantee that the assets under Banzhu hydropower station will not have abnormal reduction compared with the hydropower station related assets stated in the List of the Fixed Assets of Sanming Zhongyin Banzhu Hydropower Station Co., Ltd (February of 2008) supplied by the Transferors when receiving the due diligence investigation by Party A. The Transferors shall make full and complete handover as per the said list and the completion of the handover shall be confirmed by the Transferors and Party A;

(7)	The Transferors shall complete the technical disclosure to Party A in respect of the engineering design, the constructing parties, the equipment manufacturing parties, the equipment installing parties, the project supervising parties, the quality inspecting parties or repairing parties, the contract parties of the output line project, the power grid companies, and all other details and parties relating to the construction, maintenance and operation of Banzhu hydropower station;

(8)	Other check and handover procedures reasonably required by Party A.

15.6	The check and handover work shall be completed within seven days after the Contract is effective. The completion of the check and handover work shall be confirmed by the representatives of both parties in writing.

15.7	Party B shall make sure that in the course of the handover, Banzhu hydropower station is in continuous, steady and safe operation.

15.8	The Transferors shall provide full cooperation in completing the check and handover work. If Party A or the Object Company suffers any damage due to the Transferors’ non-cooperation, the Transferors shall bear the compensation liability.
Chapter VI Assumption of Debts of Object Company
Article 16   The bank loans of the Object Company up to the Base Date as listed in Appendix 3 shall continue to be assumed by the Object Company after the Equity Interest Transfer is completed.
Article 17   The Transferors guarantee that for other debts of the Object Company totaling RMB two hundred and five million, eight hundred and eighty three thousand, eight hundred Yuan, i.e. Ұ205,883,800.00 before the delivery date excluding the bank loans mentioned in Article 16, the Transferors will provide a detailed list of the said debts to Party A (the list shall contain the amount of each debt, the debtor, the fulfillment period, the guarantee condition and the names of the documents related to the debts, etc.). For the list, please refer to Appendix 3 of the Contract.
Article 18   The debts mentioned in Article 17 of the Contract shall be assumed by the Object Company after the delivery date. The Object Company after the delivery date shall fulfill the pay-off obligations in timely manner according to the time period and the amount mentioned in the basic documents of the debts. The pay-off shall be legal and valid.
Article 19   The Transferors shall assume any debts (including bank loans and contingent debts) of the Object Company incurred before the delivery date and not disclosed before the Contract execution date, and the debts

(including contingent debts) exceeding the total debts amount (RMB two hundred and five million, eight hundred and eighty three thousand, eight hundred Yuan) as mentioned in Article 17 of the Contract before the delivery date. After discovering actual existence of the undisclosed debts or the excess debts, Party A or the Object Company is entitled to ask the Transferors to immediately pay off the debts or dispose of the debts in good way. If the Object Company suffers any losses or burdens from the debts, the Transferors shall make compensations.
Article 20   In respect of the debts owed by the Object Company before the delivery date and agreed to be borne by the Transferors according to Article 19 of the Contract, if the Transferors do not pay off the debts or do not bear the debts according to the Contract, thus causing a result that the related creditors make claims against the Object Company, the Object Company or Party A is entitled to seek compensation from the Transferors on the basis of the Contract. The scope of compensation includes the debts itself and all costs and expenses incurred by the Object Company or Party A in disposing of and settling the debts, including but not limited to litigation cost, arbitration fee, enforcement fee, attorney’s fee and traveling costs, etc.
Chapter VII Disposal of Credits of the Object Company
Article 21   Except the Contract provides otherwise, all credits of the Object Company before the closing date shall be owned by the Transferors. The Transferors shall complete the work of disposing of the credits of the Object Company (except the bank loans and accounts receivable) in timely manner.
Article 22   Within three days after the delivery date, Party A shall pay the bank account balance recorded in the book of the Object Company to the Transferors. The payment shall comply with Sino-foreign

Contractual Joint Venture Law of People’s Republic of China, Company Law of People’s Republic of China and the articles of association of the Object Company.
Article 23   The disposal of the credits of the Object Company before the closing date by the Transferors shall subject to the Sino-foreign Contractual Joint Venture Law of People’s Republic of China, Company Law of People’s Republic of China and Accounting Standard for Business Enterprises. The Transferors shall not make the Object Company bear any liabilities because of the disposal work.
Article 24   If the credits of the Object Company cannot be disposed of before the delivery date (for example the due energy charge) and thus it is disposed of afterwards, Party A shall give necessary assistance without contravening relevant laws and regulations. At the same time, Party A shall pay the full amount to the Transferors unconditionally within three days upon receiving the account receivable.
Chapter VIII Rights, Obligations and Guarantees of Transferors
In addition to the Transferors’ rights, obligations and guarantees specified by other clauses of the Contract, the Transferors shall enjoy rights, bear obligations and give guarantees as per the following provisions of this chapter:
Article 25   Upon execution of the Contract, except the Contract agrees otherwise, no act shall be performed which leads to or may lead to loss or damage of the assets, rights and interests of the Object Company.
Article 26   Upon execution of the Contract, the Transferors shall not pledge, transfer or put into trusteeship their respective equity interest of the Object Company or have any other act which may affect Party A’s procurement of the object equity interest
Article 27   Upon execution of the Contract, the Transferors shall guarantee: they will use due care of a good faith manager to manage and operate the Object Company in normal manner, including but not limited to: (1) not to change the documents for establishing the Object Company; (2) not to change the financial policies of the Object Company; (3) when disposing of the assets, the credits and debts and other rights and obligations of the Object Company, the Transferors shall procure advance approval from Party A.
Article 28   The Transferors shall cooperate with Party A in order to complete the approval and record-keeping procedures necessary for the equity interest transfer.
Article 29   The Transferors shall assist Party A to perform the industrial and commercial registration alteration procedure necessary for the equity interest transfer.
Article 30   The Transferors shall follow the Contract to timely perform the check and handover specified by Chapter V of the Contract.
Article 31   The Transferors shall not carry out any act which is adverse to the interest of the Object Company.
Article 32   The bank loans of the Object Company up to the Base Date as listed in Appendix 3 shall continue to be assumed by the Object Company after the Equity Interest Transfer is completed. The Transferors shall guarantee that the interest rate, repayment deadline, validity of loan contract, guarantee condition and extension condition relating to the loans will not have adverse change compared with the condition when the Contract is executed.
Article 33   The Transferors shall guarantee that the credit line, loan amount, loan release condition, interest rate level, guarantee condition, repayment deadline, extension condition and other conditions promised by the original lending bank to the Object Company before the base date, will not have any adverse change after the base date.
Article 34   For the equity interest transfer and asset insurance status which may cause the lending bank to recall all or part loans lent to the Object Company, the Transferors shall notify the related lending banks in advance and try to procure the promise of the lending bank that the loans lent to the Object Company will not be recalled in advance or the Object Company will not be asked to provide additional guarantees on account of the equity interest transfer.
Article 35   The Transferors shall guarantee that the original bank loan guarantees of the Object Company listed in the Appendix 3 of the Contract will continue to be fulfilled by the original guarantor until the corresponding contract expires (unless otherwise required by the bank).
Article 36   The Transferors shall guarantee that, up to the execution date of the Contract, Banzhu hydropower station project shall have passed acceptance inspections, such as, labor safety and sanitation, completion acceptance of key water project, special completion acceptance of reservoir immigration, completion acceptance of environment protection facilities, acceptance inspection of water and soil conservation facilities, acceptance inspection of project water storage, acceptance inspection of power unit startup etc.
Article 37   Within 3 days after the Contract is executed, Transferors shall provide official completion acceptance documents of single or separate project specified by Article 36 of the Contract. In case of failing to passed the acceptance inspection, Transferors guarantee that they are responsible for making Banzhu hydropower station pass the overall acceptance inspections before September 30th 2008, and bearing all the fees related to such acceptance inspections.
Article 38   The Transferors agree that after the Contract is executed, effective and fulfilled, it will continue to cooperate with and assist the Object Company to perform the procedure relating to the overall completion acceptance of the Banzhu hydropower station project and bear all fees related to overall completion acceptance.
Article 39   Transferors guarantee that, all liabilities suffered by the Object Company from flaws in the project proposal, construction, operation and completion acceptance etc., will be borne by the Transferors if the flaws are confirmed to have been incurred or existed before the

Contract is executed.
Article 40   The Transferors shall dispose of, in timely manner, the joint liability guarantee, existing on the date of the Contract execution and provided by the Object Company to Party C and Sanming Ruifeng Economic & Technological Development Co., Ltd, and shall assist all parties of the guarantee to discharge the guarantee obligations of the Object Company. If, before the delivery date, the Transferors fail to discharge the Object Company from its guarantee obligations, Party A is entitled to temporarily deduct from equity interest transfer price the amount equal to the amount of guarantee liabilities borne by the Object Company and such amount shall be paid immediately by Party A after the Object Company is discharged from its guarantee liabilities.
Article 41   The Transferors shall give necessary assistance to Party A when Party A performs its obligations under the Contract or exercise its rights under the Contract.
Article 42   The Transferors shall give timely written notice to Party A when the Transferors are in knowledge of any act, event and situation which may lead to failure in fulfilling all or any part of the Contract.
Article 43   The Transferors are entitled to receive the equity interest transfer price as per the Contract.
Article 44   Each party of the Transferors shall bear joint liability in respect of the Transferor’s or Transferors’ Contract obligations, guarantees, representations and statements. Each party of the Transferors shall bear joint liability in respect of breach of contract liability on part of the Transferor or Transferors.
Chapter IX Rights, Obligations and Guarantees of Party A
In addition to Party A’s rights, obligations and guarantees specified by other clauses of the Contract, Party A shall enjoy rights, bear obligations and provide guarantees in accordance with the following provisions:

Article 45   Party A and the Transferors shall mutually cooperate to perform all approval procedures in relation to the equity interest transfer.
Article 46   Party A and the Transferors shall mutually cooperate to perform all industrial and commercial registration alteration procedures in relation to the equity interest transfer.
Article 47   Party A shall pay the equity interest transfer price to the Transferors and shall increase the registration capital of the Object Company as per the Contract.
Article 48   Party A shall provide Transferors with necessary cooperation when the Transferors perform their obligations under the Contract or exercise their rights under the Contract.
Article 49   Party A shall give timely written notice to the Transferors when Party A is in knowledge of any situation which may lead to failure in fulfilling all or any part of the Contract.
Chapter X Fulfillment, Wind-up and Termination
Article 50   The parties shall fulfill their contractual obligations fully and completely as per the provisions of the Contract.
Article 51   The Transferors and Party A shall work well together, give mutual cooperation, prepare all necessary application documents and complete all procedures relating to the equity interest transfer under the Contract, including but not limited to examination and approval, record-keeping, industrial and commercial registration. The costs and expenses incurred therefrom shall be borne by each party respectively according to laws.
Article 52    If there are any undisclosed facts or circumstances relating to the Object Company before the Contract is executed, which have material and adverse impact on the legal and normal operation of the Object Company after the delivery date, Party A is entitled to terminate the Contract.

Article 53   If Party A terminates the Contract as per Article 52 of the Contract, it shall give written termination notice to the Transferors and the Transferors shall bear the breach of contract liability as per the Contract.
Article 54   If the Contract and the equity interest transfer fail to be approved by the examination and approval authority and such failure is not caused by Party A or the Transferors, the Contract shall be automatically terminated and no parties to the Contract shall bear breach of contract liability.
Article 55   Any Taxes arising out of execution and fulfillment of the Contract shall be borne by the Transferors and Party A according to the tax laws of PRC.
Chapter XI Representations and Statements of Transferors
As the substantial basis for Party A to execute the Contract, the Transferors represent and state that:
Article 56   Each of the Transferors has full civil right capability and capacity for civil conduct to execute and fulfil the Contract and each of the Transferors has procured due authorization to execute and fulfil the Contract.
Article 57   After the Contract is effective, the Contract is legally binding upon the Transferors and is enforceable against each Transferor under relevant Chinese laws of bankruptcy, liquidation, reorganization, moratorium and other laws relating to the creditor’s rights and remedies.
Article 58   The registered capital of the Object Company is USD 8.8 million and has been fully paid in as per related Chinese laws. The Object Company is a legal person duly incorporated and validly existing under Chinese laws. The Object Company legally owns Banzhu hydropower station and has procured relevant business license, registration, permit and approval necessary for operating the hydropower station. All these license, registration, permit and approval are legal, valid and not violated.
Article 59   The equity interest to be transferred by the Transferors to Party A does not bear any encumbrance preventing the transfer to Party A.
Article 60   The execution, delivery and fulfilment of the Contract by the Transferors will not (1) violate any articles of association of the Object Company, any cooperative contract or any other organizational document of the Object Company; (2) cause the Object Company, or the Transferors to violate any agreements, covenants, commitments or other documents; (3) violate any laws, administrative regulations, rules, normative documents, administrative replies or any judgments, awards, verdicts, orders or decrees, where the violation will have material adverse impact on the business, operation, assets or financial condition of the Object Company or the Transferors, or (4) result in the creation of (creation of contingent obligations) any liens, claims, burdens, guarantee interest, pledge, encumbrance or restriction of any kind on any of the properties or equity interest of the Object Company.
Article 61   Except the disclosed information, there is no other circumstance affecting the legality and validity of the equity interest transfer and there is no circumstance affecting the legal interest of the Object Company. The copies of the materials provided by the Transferors or the Object Company to Party A or Party A’s appointed professional agencies are consistent with the original copies and the original copies are truly existent, legal and valid. There are no other credits, debts, restrictive rights, underlying disputes, legality flaws or assets quality flaws (including designing and constructing) of the Object Company which are undisclosed to Party A.
Article 62   Except the information disclosed by the Transferors, the assets (construction projects, machines and equipment) of Banzhu hydropower station are in good standing and have no material defects. They are in good operational condition and fit well the purpose of their design, construction and manufacture. All the assets do not need overhaul at present except the normal and routine maintenance.
Article 63   The Object Company has full ownership of the assets under its name. The assets are free of any encumbrance, mortgage, pledge or liens.
Article 64   Except the information disclosed by the Transferors, the Object Company is not an interested party to any renting, sub-renting, licensing or any other documents relating to the real estate and is not bound by the foregoing, nor has the Object Company executed any other document relating to the real estate.
Article 65   The land used by Banzhu hydropower station projects is legally procured and does not have any legal defects. The relocation compensation relating to the land has been completed and there is no pending issue.
Article 66   By the date the Contract is executed, the Object Company does not have any pending litigation, arbitration, administrative penalty nor does the Object Company have any fact or issue which may lead to such dispute.
Article 67   The Object Company is in compliance with requirement of all Chinese laws in respect of environment protection, health and safety and does not have any harmful act which will entitle a third party to file a claim against the Object Company, demanding removal of the harm or obstacle or compensation for its loss.
Article 68   The Object Company has legally completed tax registration and has fulfilled its tax payment obligations before the delivery date legally and sufficiently. The Object Company does not have any pending tax claim and is not threatened by any auditing and investigation.
Article 69   The Object Company after the delivery date does not have any outstanding salaries, remuneration, housing accumulation fund, social insurance, employment compensation, employment injury compensation which should be paid before the closing date, nor does the Object Company have any employment issue or potential dispute which may lead to employment issue.

Article 70   Attachment 1 is a financial statement of the Object Company up to June 30th, 2008. The statement is: (a) true, accurate and complete; (b) consistent with the accounting books of the Object Company; (c) reflecting the uniform financial condition, assets and debts of the Object Company at the respective dates, the operational result and cash flow change of the Object Company within the time period, and (d) prepared according to the sustainable accounting principle and financial system.
Article 71   From the date the Contract is executed until the delivery date, the Transferors will operate and manage the Object Company and Banzhu hydropower station in normal manner. The operation, business and condition of the Object Company and Banzhu hydropower station will not have any material and adverse change compared with the condition at the base date. After the Contract is executed, the Transferors will not take any action which may have adverse impact on the object equity interest, the Object Company or its hydropower station project.
Chapter XII Representations and Statements of Party A
As the substantial basis for Party A to execute the Contract, the Transferors represent and state that:
Article 72   Party A is a business entity duly incorporated and validly existing under the laws of Cayman Islands and is under normal business operation.
Article 73   Party A has full civil right capability and capacity for civil conduct to execute and fulfil the Contract and has procured due authorization to execute and fulfil the Contract.
Article 74   After the Contract becomes effective, the Contract is legally binding upon Party A and is enforceable against Party A under relevant Chinese laws of bankruptcy, liquidation, reorganization, moratorium and other laws relating to the creditor’s rights and remedies.
Article 75   The execution and fulfilment of the Contract by Party A and the consummation of the transaction hereunder by Party A will not (1) cause Party A to violate any agreement, covenant, commitment or other document; (2) violate any laws, statutory laws, regulations, statutory rules or any judgments, injunctions, orders or decrees where the violation will have material and adverse impact on the business, operation, assets or financial condition of Party A.
Article 76   Party A undertakes and promises that Party A will pay the equity interest transfer price as per the Contract and will complete the increase of the registration capital of the Object Company. Party A will repay the debt of the full amount which shall be performed by the Object Company according to this Contract.
Chapter XIII Employees
Article 77   For all the existing Employees of the Object Company before the delivery date, the Transferors shall be responsible for terminating their employment relations with the Object Company.
Article 78   All expenses incurred by Transferors in relocating the employees of the Object Company shall be paid in advance at the assuming amount of RMB third million Yuan. The insufficient amount shall be borne by the Transferors; otherwise, the remnant amount shall belong to the Transferors. If the relocation dispute between Transferors and the Employees results in claims against the Object Company by the Employees after the delivery date and causes losses to the Object Company, the Object Company and Party A are entitled to seek full compensation from the Transferors for its loss.
Article 79   The Transferors shall guarantee that when the Transferors relocate the original employees of the Object Company, they shall not cause any adverse impact on the Object Company, the Object Equity Interest and the hand over of the Object Company. Party A shall send personnel to Banzhu hydropower station three days before the delivery date and shall start to be responsible for the daily operation of the Station by itself.
Article 80   After the delivery date, Party A will recruit operational and managerial personnel for the Object Company on society-wide basis. Before the delivery date the original employees of the Object Company will be given first opportunity to be employed on the same condition. If the employees of the Object Company are retained by Party A according to the requirement for operation and management of Banzhu hydropower station, new employment contracts shall be executed between the Object Company and the retained employees.
Chapter XIV Confidentiality
Article 81   The party which receives the disclosed information as per the Contract, shall:
(1)	Keep the disclosed information confidential within five years upon execution of the Contract;

(2)	Except that the above materials and information are disclosed to the employees or consultants on need-to-know basis, any party to the Contract shall not disclose the above materials and information to any third party.
Article 82   Article 81 is not applicable to the following cases:
(1)	Before the disclosing party discloses the information to the receiving party, the receiving party has already known the information or the receiving party can prove the materials and information may be known through other legal channels;

(2)	The receiving party obtains the materials and information from a third Party who is not subject to any confidentiality obligations;

(3)	The materials and information are disclosed as per requirement of laws and regulations.

Chapter XV Liability for Breach of Contract
Article 83   If Party A, any Transferor fails to obtain internal authorization to execute and fulfill the Contract, or, the execution and fulfillment of the Contract contradicts or contravenes other contracts, documents, articles of association, internal rules, government authorization or approval executed by Party A or the Transferors, or due to something one party shall take blame for, the Contract is invalidated or becomes impossible to be fulfilled or fully fulfilled, such party shall be deemed to have breached the Contract. The breaching party shall pay the abiding party 1% of the Equity Interest Transfer Price as penalty.
Article 84   If the Transferors, before this Contract is executed, have not disclosed the facts which may impact the legal existence of the Object Company and Banzhu hydropower station, thus the legal existence of the Object Company or Banzhu hydropower station is impacted after the Equity Interest Transfer is completed, Party A is entitled to terminate this Contract and the Transferors shall immediately repay all payments received as per the Contract. In the mean time, the Transferors shall pay interest on the payments in the occupation period as per the interest rate of the concurrent bank loan and shall pay 1% of the Equity Interest Transfer Price as penalty.
Article 85   If the Transferors do not disclose any information the Transferors are obligated to disclose, such information has material and adverse impact on the Object Company after the delivery date and the Transferors do not eliminate the adverse impact or fulfill compensation obligations as per requirement of Party A, Party A is entitled to terminate this Contract. The Transferors shall immediately repay all payments received as per the Contract, pay interest on the payments in the occupation period as per the interest rate of the concurrent bank loan and shall pay 1% of the Equity Interest Transfer Price as penalty.
Article 86   In case Party A fails to pay the price of equity interest transfer, perform the obligation of capital increase and postpone to pay off the debts listed in Article 17 of this contract, Party A shall pay a penalty for breach of contract, the amount of the penalty is 0.08% of the total payment multiplied the days that have been delayed. In case any delay has been over 30 days, the Transferors have right to terminate this Contract. Party A takes the transferred equity interest of Object Company as the guarantee for performing the obligation of payment under this contract.
Article 87   If either the Transferors or Party A violates the obligations under the Contract or the representations or statements are false, or the guarantee responsibilities are not fulfilled, it shall constitute a breach of contract. The breaching party shall pay the abiding party 1% of the equity interest transfer price as penalty. If the penalty is not sufficient to cover the financial losses suffered by the abiding party in executing and fulfilling the Contract, the breaching party shall make up the losses suffered by the abiding party.
Article 88   During the period from the Contract execution date to the delivery date of the equity interest, if the Transferors commit any act which causes damage to the assets, rights and interests of the Object Company or the Object Equity Interest, it shall constitute a breach of the Contract. The Transferors shall be liable to make compensation to Party A or the Object Company for any damages arising from the breach of the Contract.
Article 89   If any of the Transferors breaches the Contract, it shall be deemed that all the Transferors have breached the Contract collectively and all the Transferors shall bear joint liability for the breach of the Contract by any single party of the Transferors.
Chapter XVI Force Majeure
Article 90   In case Force Majeure event occurs, the obligations of the affected party and any time period binding on such affected party shall be suspended and extended automatically during the period of the Force Majeure event. In such case, the affected party shall not bear any liability for breach of the Contract as provided in the Contract.
Article 91   The Party alleging the occurrence of a Force Majeure event shall inform the other Party in writing within seven (7) days after the Force Majeure event, and shall provide sufficient evidence issued by competent authority proving the occurrence and the continuation of the Force Majeure event. The party alleging Force Majeure shall do its best to eliminate the adverse effect of the Force Majeure event on the fulfillment of the Contract.
Chapter XVII Disputes Settlement
Article 92   Arbitration
If the Parties have any disputes arising from the Contract, it shall be resolved firstly through friendly consultation. If the dispute cannot be resolved through friendly consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for arbitration pursuant to the prevailing CIETAC arbitration rules.
Article 93   Validity of arbitration award
The arbitration award issued by CIETAC shall be final and binding on each party. Each party to this Contract agrees to be bound by the said award, and to act as per the award.
Chapter XVIII Applicable Law
Article 94   Applicable Law
The establishment, validity, interpretation and implementation of the Contract shall be governed and bound by the laws and regulations of the

PRC. In the event the laws of the PRC do not have provision on a certain issue relating to this Contract, a reference shall be made to the general international business practice.
Chapter XIX Miscellaneous
Article 95   Amendment
An Amendment of the Contract is only effective upon executing written document by all Parties. If the amendment is only effective upon any approval of the amendment by relevant administrative departments according to Chinese laws, it shall be approved by such competent administrative departments.
Article 96   Severability
The invalidity of any article in the Contract shall not affect the validity of the other articles in the Contract.
Article 97   The Contract is written and executed in Chinese and English, the Chinese version will prevail in case of any discrepancy.
Article 98   The Contract has eight copies in duplicate. Each party keeps two copies. The other four copies shall be submitted for approval.
Article 99   The Contract shall be effective upon seals of both parties and the date when the examination and approval authority gives approval. All preceding contracts or documents inconsistent with the Contract and executed by the parties in relation to the Object Equity Interest Transfer shall be subject to the Contract.
Article 100  Notification
100.1	Unless specified otherwise in the Contract, any notice or written communication shall be sent by one party to the other party via express mail service. All notices shall be deemed to have been served on the fifth day after the date (subject to the postal seal) when the notices are sent to the correspondence address specified in the Contract. If the date of actual receipt is earlier than the said date, the date of actual receipt shall be the date of receipt.

100.2	All notices and correspondences shall be sent to the following addresses unless the other party gives written notice to update such addresses.

Party A’s correspondence address: 25B, New Ploy Plaza, No. 1 North Chaoyangmen St., Chao Yang District, Beijing China

Phone:	010-64082341
Fax:	010-64974430
Addressee:	Chen Fang
Party B’s correspondence address: 160 Qianlong Xincun, Xinshi North Road, Sanming City, Fujian Province, China

Phone:	0598-8202158
Fax:	0598-8202031
Addressee:	Zhuang Kunwei
Party C’s correspondence address: Wenchuan Street 100, Hongtian Town, Yong’an City, Fujian Province

Phone:	0598-3759129
Fax:	0598-3759397
Addressee:	Li Jianmin
Execution page follows

(No text on this page, for signatures only)
Party A
Authorized representative:

Date:
Party B
Authorized representative:

Date:
Party C
Authorized representative:

Date:

Appendix 1
List of Outstanding Bank Loans

Prepared by Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.	Unit: RMB

							Security or Mortgage
								Value of
			Loan Term		Annual	Outstanding		Mortgaged
		Original Loan	Borrowing	Expiration	Interest	Loan		Property
No.	Lending Bank	Amount	Date	Date	Rate %	Amount	Security Provider or Mortgaged Property	(valuation)	Note
1	China CITIC Bank, Fuzhou Gutian Sub-branch	5,000,000.00	June 3, 2008	September 3, 2008	8.964	5,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd. plus Tariff Collection Right
		6,000,000.00	June 4, 2008	September 4, 2008	8.964	6,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd.plus Electricity Tariff Collection Right
		6,000,000.00	June 6,2008	September 6, 2008	8.964	6,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd.plus Tariff Collection Right
		5,000,000.00	June 10, 2008	September 10, 2008	8.964	5,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd.Plus Tariff Collection Right
		5,000,000.00	June 11, 2008	September 11, 2008	8.964	5,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd. plus Tariff Collection Right
		3,000,000.00	June 12, 2008	September 12, 2008	8.964	3,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd. plus Tariff Collection Right
2	Industrial and Commercial Bank of China, Sha County Jinsha Sub-branch	24,660,000.00	June 2007	December 2016	7.83	22,070,000.00	Mortgage on the building ownership and land use right of Banzhu for the loan amount of 15,810,000.00	23,546,729.00
3	China Construction Bank, Sanming City Branch	5,000,000.00	July 2005	May 2020	7.83	333,300.00	Mortgage on hydraulic structures of Yong’an Ruifeng Hydroelectric Co., Ltd. for the loan amount of 8,850,000.00	14,028,472.00	Annual reimbursement on an equal amount of 333,300.00
4	China Construction Bank, Sanming City Branch	24,000,000.00	August 2005	May 2020	7.83	1,600,000.00			Annual reimbursement on an equal amount of 1,600,000.00
	Total Amount in RMB	53,660,000.00				54,003,300.00
5	Bank of China, Sanming City Branch	US$2,450,000.00	September 2006	December 2009	Floating quarterly	US$1,400,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd.
	Total Amount in US$	US$2,450,000. 00				1,400,000.00
	US$ converted into RMB	17,150,000.00	Converted RMB			9,660,000.00			Exchange rate for US$ is 1:6.90
	Total	70,810,000.00				63,663,300.00

Appendix 2
List of Payables of Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.
June 30, 2008

No.	Original Item	Sub-item	Implementation Deadline	Amount	Note
I	Accounts Payable			39,354,854.10
1		Headquarter of Banzhu Armed Police		728,724.10	balance of power plant project
2		Minjiang Bureau		1,752,480.00	Balance due of the second-phase of ship lock project
3		Yong’an Work Division		870,000.00	balance of railway reinforcement
4		Beijing Guotai Fuda Power Equipment Co., Ltd.		24,200.00	Payable for materials
5		Sanming Yiyuan Power Engineering Construction Co., Ltd.		91,003.00	Payment for the rush repair of 35KV Line
6		Compensation for Employees Re-allocation		30,000,000.00
7		Yong’an Ruifeng Hydroelectric Co., Ltd.		5,888,447.00
II	Other Payables			397,958,87
1		Later Stage Supporting Fund for Reservoir Area (water resource fees)		299,436.90	Advance withdrawing
2		Company Canteen		3,000.00	deposit
3		Power Supervision Fees		15,521.97
4		Sanming City Mingda Decoration Engineering Co., Ltd.		80,000.00	Quality guarantee deposit
III	Other Due Amounts			17,268.96
1		Additional Education Fees		9,193.16
2		Embankment Maintenance Fees		8,075.80
IV	Due Taxes			1,483,806.56
Total				41,253,888.49

Appendix 3
List of Bank Loans after the Closing Date

Prepared by Sanming Zhongyin Banzhu Hydroelectric Co., Ltd.	Unit: RMB

							Security or Mortgage
								Value of
			Loan Term		Annual			Mortgaged
		Original Loan	Borrowing	Expiration	Interest	Current Balance	Security Provider or Mortgaged	Property
No.	Lending Bank	Amount	Date	Date	Rate %	of the Loan	Property	(Valuation)	Note
1	China CITIC Bank	20,000,000.00	July 2006	July 2009	7.56	20,000,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd. plus Tariff Collection Right
	Subtotal	20,000,000.00				20,000,000.00
2	Industrial and Commercial Bank of China, Sha County Jinsha Sub-branch	6,400,000.00	May 2007	November 2016	7.83	5,730,000.00	one set of turbine of Banzhu Hydropower Plant	16,340,000.00	Annual reimbursement on an equal amount of 670,000.00
		52,600,000.00	April 2007	April 2016	7.83	47,070,000.00	164 machines and equipments	123,460,268.00	Annual reimbursement on an equal amount of 5,530,000.00
	Subtotal	59,000,000.00				52,800,000.00
3	China Construction Bank, Sanming City Branch	20,000,000.00	June 2005	May 2020	7.83	16,000,100.00	Combined mortgage on the hydraulic structures of Banzhu Hydropower Plant	Consolidated	Annual reimbursement on an equal amount of 1,333,300.00
		60,000,000.00	May 2005	May 2020	7.83	48,000,000.00			Annual reimbursement on an equal amount of 4,000,000.00
		5,000,000.00	July 2005	May 2020	7.83	4,000,100.00			Annual reimbursement on an equal amount of 333,300.00
		24,000,000.00	August 2005	May 2020	7.83	19,200,000.00			Annual reimbursement on an equal amount of 1,600,000.00
		5,000,000.00	September 2005	May 2020	7.83	4,333,400.00			Annual reimbursement on an equal amount of 333,300.00
		6,000,000.00	September 2005	May 2020	7.83	5,200,000.00			Annual reimbursement on an equal amount of 400,000.00
		20,000,000.00	October 2005	May 2020	7.83	17,333,400.00			Annual reimbursement on an equal amount of 1,333,300.00
		10,000,000.00	October 2005	May 2020	7.83	8,666,800.00			Annual reimbursement on an equal amount of 666,600.00
	Subtotal	150,000,000.00				122,733,800.00	Hydraulic Structures of Banzhu Hydropower Plant	197,811,000.00
	Total Amount in RMB	229,000,000.00				195,533,800.00
US$	Bank of China, Sanming City Branch	US$950,000.00	200609	200912	Floating by seasons	US$950,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd.		The annual interest rate shall be the rate on international market plus 1%, the interest rate for the first quarter of 2008 shall be 4.6339%
		US$2,450,000.00	200609	200912	Floating by seasons	US$550,000.00	Sanming Ruifeng Hydropower Investment Co., Ltd.
	Total Amount in US$	US$3,400,000.00				1,500,000.00
	US$ converted into RMB	23,800,000.00				10,350,000.00			Exchange rate for US$ is 1:6.90
Total		252,800,000.00				205,883,800.00